Pricing Supplement Dated December 10, 1998                      Rule 424(b)(3)
(To Prospectus Dated July 29, 1998)                         File No. 333-59551

                      GENERAL MOTORS ACCEPTANCE CORPORATION
                          Medium-Term Notes - Fixed Rate
____________________________________________________________________________
Agents: Bear, Stearns & Co. Inc., Lehman Brothers Inc., Merrill Lynch & Co., J.P. Morgan Securities Inc., Morgan Stanley, Salomon Smith Barney., and Warburg Dillon Read

Principal Amount:            $238,265,000
Agent's Discount
  or Commission:             $714,795
Net Proceeds to Company:     $237,550,205
Interest Rate:               5.48% per annum
Issue Date:                  12/15/98
Maturity Date:               12/16/02
Interest Payment Dates:      The 1st day of each April and October and at
                             Maturity, commencing  April 1, 1999 and
                             ending on the Maturity Date.
____________________________________________________________________________

Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:
      / / Actual/360 for the period from   /  /   to  /  /
      / / Actual/Actual for the period from  / /   to  / /
      /X/ 30/360 for the period from 12/15/98 to 12/16/02

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
           Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes   /X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:
Form:    /X/  Book-Entry          / /  Certificated

Other:  /X/ Principal:  Bear, Stearns & Co. Inc, Morgan Stanley, Salomon Smith
                        Barney, Warburg Dillon and Read
       /X/  Agent       Lehman Brothers Inc., Merrill Lynch & Co., J.P. Morgan